Exhibit (h)(ii)(3)

ANNEX A

The Materials Select Sector SPDR Fund	XLB
The Consumer Discretionary Select Sector SPDR Fund	XLV
The Consumer Staples Select Sector SPDR Fund	XLP
The Healthcare Select Sector SPDR Fund	XLY
The Energy Select Sector SPDR Fund	XLE
The Financial Select Sector SPDR Fund	XLF
The Industrial Select Sector SPDR Fund	XLI
The Technology Select Sector SPDR Fund	XLK
The Utilities Select Sector SPDR Fund	XLU
The Financial Services Select Sector SPDR Fund	XLFS
The Real Estate Select Sector SPDR Fund	XLRE

As of October 6, 2015